Exhibit 19.1

SECURITIES TRADING POLICY

Our Commitment

In everything we do, we believe in doing right by and for people – our clients, their customers, our game-changers, our shareholders, our communities, and our planet. To support our commitment to act with integrity at all times and to promote compliance with all applicable laws and regulations, this Securities Trading Policy (“Policy”) restricts the time and manner in which our game-changers, senior management, members of our Board of Directors, and other related persons can trade in securities.

Application of this Policy
This Policy applies to all game-changers, including all members of senior management, of Concentrix Corporation and its subsidiaries (together, the “Company”), as well as all members of the Company’s Board of Directors (the “Board”). In this Policy, we refer to our game-changers and Board members as “Insiders.”

General Restrictions

Trading on the Basis of Material Non-Public Information. Insiders are not permitted to trade, directly or indirectly (i.e., through other persons or entities), in the Company’s securities if they are in possession of Material Non-Public Information. The reason for the trade is not relevant and exigent circumstances will not excuse trades in violation of this Policy. Insider trades may be viewed after the fact with the benefit of hindsight and, if you have any doubt about whether you are permitted to trade, you should contact the Legal Department or refrain from trading.

This Policy’s restriction on trading while in possession of Material Non-Public Information also applies to trading in securities of other companies for which you may have Material Non-Public Information as a result of your role with the Company. Such companies could include the Company’s clients, suppliers, or other business partners.

Tipping. Insiders are prohibited from providing Material Non-Public Information to others who may use it for trading purposes, otherwise take advantage of, or enable others to take advantage of, Material Non-Public Information. This practice, known as “tipping”, can result in liability under insider trading laws for providing Material Non-Public Information to others even if you derive no financial benefit from the other individual’s trading activity.

Blackout Periods. From time to time, the Company may prohibit Insiders from trading Company securities because of Material Non-Public Information known to the Company and not yet disclosed to the public. This Policy refers to the periods in which Insiders are prohibited from trading as “Blackout Periods.” Blackout Periods may apply to all Insiders (such as Blackout Periods that occur quarterly) or to a limited group of Insiders with knowledge of the Material Non-Public Information (“Special Blackout Periods”). The Legal Department will notify you if you are subject to a Special Blackout Period and when the Special Blackout Period begins and ends. During a Blackout Period or Special Blackout Period, affected Insiders are prohibited from trading in any Company securities or disclosing to others the existence or circumstances of the Blackout Period or Special Blackout Period.

All Insiders are subject to quarterly Blackout Periods that extend from the public release of each quarterly earning press release or other material news announcement by the Company until two (2) full trading days after the release. For example, if the Company issues its quarterly earnings release after the stock market closes on a Monday, all Insiders will be prohibited from trading on Tuesday and Wednesday. If the Company issues its quarterly earnings release before the stock market opens on a Monday, all Insiders will be prohibited from trading on Monday and Tuesday.

Other Prohibited Transactions

Hedging Transactions. Insiders are prohibited from engaging in any hedging or monetization transactions with respect to the Company’s securities, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards, and other derivative instruments, or through the establishment of a short position in the Company’s securities. These transactions can enable an Insider to continue to own Company securities without the actual risks and rewards of ownership and may create a conflict between the interests of the Insider and the interests of our shareholders.

Purchases of Company Securities on Margin. Insiders may not borrow from a brokerage firm, bank, or other entity in order to buy Company securities (other than in connection with a so-called “cashless exercise” of stock options).

Trading in Company Securities on a Short-Term Basis. All Insiders are strongly encouraged to hold Company securities for at least six months and refrain from short-term speculation in the price of Company securities. Restricted Insiders (as defined below) are prohibited from purchasing and selling Company securities in the open market within the same six-month period.
Additional Restrictions on Certain Insiders

All Board members, all members of the Company’s Senior Executive Team, and certain other staff members designated by the Company’s Legal Department are known as “Restricted Insiders” and are subject to additional trading restrictions under this Policy. You will be designated as a Restricted Insider if you are in a position to have regular access to Material Non-Public Information. You will be notified of your status as a Restricted Insider for purposes of this Policy by the Legal Department.

Pre-Clearance of Trades. Restricted Insiders must obtain pre-clearance in writing from the Company’s Executive Vice President, Legal, Senior Vice President, Legal, Global Vice President, Corporate Governance or Vice President, Corporate Governance for all trades in Company securities, including purchases, sales and stock option exercises. Pre-clearance expires at the end of trading on the fifth (5th) trading day following the date of the request and must be renewed by the Restricted Insider to be valid thereafter. If you are in doubt as to whether or not pre-clearance is required, contact the Company’s Executive Vice President, Legal, Senior Vice President, Legal, Global Vice President, Corporate Governance, or Vice President, Corporate Governance or obtain pre-clearance as a cautionary measure. Pre-clearance does not relieve

Restricted Insiders of their responsibility to comply with this Policy and applicable insider trading laws.

The Company may request that a Restricted Insider submit a copy of any trade order or confirmation relating to the transaction of Company securities within one business day of any such transaction.

Quarterly Blackout Periods. All Restricted Insiders are subject to a quarterly Blackout Period and prohibited from trading in Company securities beginning on the first day of the third month of the fiscal quarter and ending two full trading days after the release of the Company’s quarterly earning press release.

401(k) Plan Blackout Periods. Consistent with Regulation BTR under the Sarbanes-Oxley Act of 2002, all members of the Board and officers of the Company will be prohibited from trading Company securities during any blackout period (as described in Regulation BTR) applicable to the Company’s 401(k) Plan.

Transactions by Family Members

The restrictions of this Policy apply to the immediate family members of Insiders (e.g., spouse, domestic partner, minor children, college students) and others living in an Insider’s household, as well as any family members that do not live in an Insider’s household but whose transactions in Company securities are directed by an Insider or are subject to the influence or control of an Insider (e.g., parents or children who consult with an Insider before they trade in Company securities). The restrictions of this Policy also apply to any trusts, estates, or other entities over which an Insider exercises control or in which they have any beneficial interest. Insiders are expected to be responsible for the compliance of their immediate family members and personal household.

10b5-1 Trading Plans

Under U.S. securities laws, trades that are made pursuant to a Trading Plan that is adopted in good faith at a time when the Insider was not aware of Material Non-Public Information and complies with the requirements of Rule 10b5-1 under the Exchange Act provide an affirmative defense against claims of insider trading. The adoption of, and any material amendment or termination of, a Trading Plan by an Insider must be pre-approved in writing by the Company’s Executive Vice President, Legal, Senior Vice President, Legal, or Global Vice President, Corporate Governance for compliance with Rule 10b5-1.

In addition to complying with all applicable restrictions of Rule 10b5-1 under the Exchange Act, a Trading Plan must comply with the guidelines in Exhibit A to this Policy.

Trades that are effected pursuant to the terms of a pre-approved Trading Plan are not subject to individual pre-clearance as the Insider will not have discretion regarding the trades once the Trading Plan is adopted.

Section 16 Insiders

Under Section 16(a) of the Exchange Act, members of the Board, certain executive officers of the Company, and any person owning more than ten percent of any registered class of the Company’s equity securities (each, a “Section 16 Insider”) must file with the SEC public reports (e.g., Forms 3, 4 and 5) disclosing their holdings of and transactions involving the Company’s equity securities.

All changes in the amount or the form (i.e., direct or indirect) of beneficial ownership (not just purchases and sales) of a Section 16 Insider must be reported. Bona fide gifts of equity securities are reportable.

All Section 16 Insiders are required to promptly to notify the Legal Department of any transactions or changes in their or their family members’ beneficial ownership involving Company stock and to avail themselves of the assistance available from the Legal Department in satisfying the reporting requirements.

Violations of this Policy

Insiders who violate this Policy are subject to disciplinary action, including possible termination of employment for cause. Violations of this Policy can also result in violations of insider trading laws, which could lead to serious legal consequences, including significant jail terms and monetary fines or penalties.

Any action on the part of the Company, the Company’s Legal Department, or any other game-changer pursuant to this Policy does not in any way constitute legal advice or insulate an Insider from liability under applicable securities laws.

Further Information

Any Insider who has questions about this Policy or the permissibility of specific transactions should contact the Company’s Legal Department. Remember, however, that you have the ultimate responsibility for your compliance with this Policy and the laws regarding insider trading. You should always use your best judgment and, if you have doubts about a particular transaction, you should refrain from trading.

Governance

This Policy was approved by the Concentrix Corporation Board of Directors effective September 19, 2024.
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